Exhibit 99.1

Contact: Neenah Paper, Inc.
Bill McCarthy
Vice President — Financial Analysis and Investor Relations
678-518-3278

Neenah Reports Second Quarter 2017 Results
Record sales of $249 million with E.P.S. of $1.46 (Adjusted E.P.S. of $1.22)

ALPHARETTA, GEORGIA — August 2, 2017 — Neenah Paper, Inc. (NYSE:NP) today reported 2017 second quarter results.

Second Quarter Highlights

•	Revenues of $248.7 million were a record and increased $2.7 million from $246.0 million in the prior year.

•	Operating income of $29.2 million declined from $33.9 million in the prior year. Results in 2017 included $3.3 million of costs for the start-up of new filtration capacity in the U.S.

•
 Earnings per diluted share from continuing operations (E.P.S.) of $1.46 increased from $1.24 per share in 2016 as reduced operating income in 2017 was offset by the benefit of a lower tax rate following the Company's assertion to not repatriate foreign income.

•
Adjusted E.P.S. of $1.22 in 2017 declined from $1.29 in 2016. Adjusted earnings excluded integration and restructuring costs of $0.05 per share in 2016 and excluded tax benefits of $0.24 per share in 2017 related to the portion of the benefit applicable to prior year earnings.

•	Cash generated from operations of $23.4 million decreased from $41.0 million in 2016 while capital spending of $7.7 million in the quarter decreased from $17.3 million in the second quarter of 2016.

•	Quarterly cash dividends of $0.37 per share increased 12% from the same prior year period.

“Adjusted earnings” is a non-GAAP measure used to improve understanding and comparability of year-on-year results. Adjusted figures are reconciled to GAAP later in this release.

"Each of our businesses delivered top line growth in the second quarter, overcoming currency headwinds and global capacity constraints as we ramp-up our new U.S. filtration capacity. Customer qualification of this filtration facility continues to progress well and start-up costs of $3 million in the quarter were in line with projections. Bottom line results also reflected a timing lag as we implement selling price increases to offset the rise in input costs in the first half of the year," said John O’Donnell, Chief Executive Officer. "With our strong financial position and continued success in targeted categories like filtration, performance materials and premium packaging, we remain confident about future investment opportunities for organic and strategic growth that can deliver value for our shareholders.”

Quarterly Consolidated Results

Income Statement

Consolidated net sales increased 1 percent to $248.7 million in the second quarter of 2017 compared with $246.0 million in the second quarter of 2016 primarily due to increased volumes and a higher value mix of products sold. These gains were only partly offset by unfavorable currency effects. On a constant currency basis, consolidated net sales increased 2 percent.

Selling, general and administrative (SG&A) expense of $24.6 million in the second quarter of 2017 increased slightly from $24.4 million in the prior year.

Operating income of $29.2 million in 2017 declined from $33.9 million in 2016. The decline was primarily due to higher manufacturing costs resulting from the U.S. filtration business start-up, higher input costs, unplanned downtime in Fine Paper and Packaging, and unfavorable currency effects in Technical Products. These unfavorable variances were partially offset by higher volume in Fine Paper and Packaging, an improved mix and manufacturing efficiencies in Technical Products, and lower integration and restructuring costs in both segments.  Consolidated operating income in 2016 included $1.4 million of costs for integration and restructuring.

Net interest expense of $3.0 million in the second quarter of 2017 increased from $2.7 million in the second quarter of 2016 primarily as a result of interest expense that was capitalized in 2016 for the U.S. filtration project.

The effective income tax rate of 5 percent in the second quarter of 2017 decreased from 31 percent in the second quarter of 2016. The 2017 rate was reduced following the Company's assertion that it will not repatriate foreign earnings. This resulted in the reversal of previously provided deferred income taxes totaling $6.4 million. Prospectively, the estimated effective tax rate is approximately 29 percent.

Income from continuing operations of $25.0 million increased 17 percent compared with $21.4 million in the second quarter of 2016 primarily as a result of benefits from the lower tax rate.

Cash Flow and Balance Sheet Items

Cash provided from operations in the second quarter of 2017 was $23.4 million compared with $41.0 million in the second quarter of 2016. Decreased cash generation in 2017 resulted from a higher investment in working capital, largely in accounts receivable, and lower earnings.

Capital spending of $7.7 million in the second quarter of 2017 was lower compared to $17.3 million in the prior year, during which spending was being concluded for the U.S. filtration capacity expansion.

Debt as of June 30, 2017 was $220.8 million compared to $226.3 million as of March 31, 2017 and $220.9 million on December 31, 2016. Cash and cash equivalents as of June 30, 2017 were $9.2 million compared with $5.5 million on March 31, 2017 and $3.1 million as of December 31, 2016.

Cash returns to shareholders, primarily through dividends, totaled $6.3 million in the second quarter of 2017 and $5.6 million in the prior-year period.

Quarterly Segment Results

Technical Products net sales of $127.3 million increased from $126.5 million in the prior year. Revenue growth resulted from a higher priced sales mix and growth in backings, label and certain filtration products. These items were partly offset by unfavorable currency exchange effects and lower volumes for transportation filtration, where capacity is temporarily constrained until products are qualified on the new U.S. asset. On a constant currency basis, net sales increased 2.2 percent.

Operating income of $16.0 million in the second quarter of 2017 decreased $4.1 million compared with prior year income of $20.1 million. Lower operating income resulted primarily from higher manufacturing costs, which included $3.3 million resulting from the U.S. filtration capacity start-up and $3.0 million due to higher input costs. These items were partially offset by benefits from improved manufacturing efficiencies, a higher value sales mix, and lower integration and restructuring costs. Operating income in 2016 included $0.2 million of integration and restructuring costs.

Fine Paper & Packaging net sales of $115.7 million in the second quarter of 2017 increased from $113.7 million in the prior year. Revenues growth resulted from higher volumes and increased selling prices that were partly offset by a lower priced mix. Increased volumes reflected more direct sales of non-branded products as well as double digit growth in premium packaging.

Operating income of $17.5 million in the second quarter of 2017 decreased $0.9 million from $18.4 million in the prior year. Lower operating income in 2017 resulted from higher manufacturing costs, which included $0.8 million of higher input costs and additional costs for unplanned downtime. These items were partially offset by increased volumes, higher selling prices and lower integration costs. Operating income in 2016 included integration costs of $0.5 million.

Unallocated Corporate costs in the second quarter of 2017 were $4.5 million compared with $4.6 million in the prior year period. In 2016, costs included $0.3 million for integration and restructuring.

Year-to-Date

Consolidated net sales of $490.8 million for the six months ended June 30, 2017 were $2.7 million higher than the prior year, with growth in both Fine Paper and Packaging and Technical Products which was only partially offset by unfavorable currency effects and a decline in sales of Other products, primarily related to datebooks, diaries and yearbooks.

Consolidated operating income of $56.2 million for the six months ended June 30, 2017 decreased $9.1 million from the prior year period.  The decline was primarily due to higher manufacturing costs resulting from the U.S. filtration business start-up, increases in input costs and unfavorable currency effects in Technical Products. These items were partially offset by higher sales volume and selling prices, lower SG&A spending, and lower integration and restructuring costs. Excluding integration and restructuring costs of $2.5 million, adjusted operating income in 2016 was $67.8 million.

Net income from continuing operations of $42.6 million in 2017 increased 5 percent compared with $40.6 million in 2016 as a result of lower tax expense, partly offset by lower operating income and higher interest expense. In addition to the benefits in 2017 from the assertion not to repatriate foreign earnings, lower tax rates in 2017 reflect excess tax benefits related to stock compensation.

Year to date earnings per diluted common share of $2.48 increased 6 percent from $2.35 in 2016. After excluding costs of $0.24 per share for prior year tax adjustments related to the indefinite reinvestment assertion in 2017, and $0.09 per share for integration and restructuring in 2016, year-to-date adjusted earnings per share in 2017 and 2016 were $2.24 and $2.44, respectively.

Cash provided by operating activities of $45.4 million for the six months ended June 30, 2017 was $11.7 million lower than cash provided by operating activities of $57.1 million in the prior year period.  The unfavorable comparison was primarily due to an increase in our investment in working capital, largely in accounts receivable, and lower operating earnings in 2017.

Capital expenditures for the six months ended June 30, 2017 were $19.2 million compared to spending of $28.6 million in the prior year period. For 2017, annual capital expenditures are expected to be within a targeted range of 3 to 5 percent of net sales.

Debt as of June 30, 2017 was reduced $1.3 million compared with December 31, 2016, while cash and equivalents increased from $3.1 to $9.2 million in this same period. Direct returns to shareholders, which include dividends and share repurchases, were $19.4 million in the first six months of 2017 compared with $16.5 million through the same period in prior year.

Reconciliation to GAAP Measures

The Company will report adjustments to GAAP figures when they are believed to improve the comparability and understanding of results. In these instances, a reconciliation of adjusted income measures to comparable GAAP measures will be provided, as shown below and in the financial attachments:

Continuing Operations

	Second Quarter		YTD
$ millions	2017	2016	2017	2016
GAAP Operating Income	$29.2	$33.9	$56.2	$65.3
Integration/Restructuring Costs	—	1.4	—	2.5
Adjusted Operating Income	$29.2	$35.3	$56.2	$67.8

GAAP Income	$25.0	$21.4	$42.6	$40.6
Prior year tax adjustment	(4.1)	—	(4.1)	—
Integration/Restructuring Costs	—	0.9	—	1.6
Adjusted Income	$20.9	$22.3	$38.5	$42.2

GAAP Earnings per Diluted Common Share	$1.46	$1.24	$2.48	$2.35
Prior year tax adjustment	(0.24)	—	(0.24)	—
Integration/Restructuring Costs	—	0.05	—	0.09
Adjusted Earnings per Share	$1.22	$1.29	$2.24	$2.44

Diluted Shares	16,960	17,048	17,028	17,058

Conference Call

A conference call and webcast to discuss second quarter earnings and other matters of interest will be held as noted below.

Date: Thursday, August 3, 2017
Time: 11:00 a.m. Eastern Time
Dial-In #: (877) 870-4263 Toll Free or (412) 317-0790 International
To be joined into: Neenah Paper Call
Live Webcast Link: www.neenah.com

Interested parties are invited to listen to the call live via webcast using the link above and by clicking on the Investors tab and going to the Events/Presentations page. To participate actively in the call, parties should use the telephone dial-in numbers.  Supplemental data can be found in the Investor Relations — Events/Presentations section of the company’s web site, www.neenah.com.

An archive of the webcast will be available on the company's web site until September 1, 2017 and a replay of the call will be available through the company’s web site until August 10, 2017 and may also be accessed by dialing (877) 344-7529 in the US, (855) 669-9658 in Canada, or (412) 317-0088 Internationally, using conference ID 10110755.

About Neenah

Neenah is a leading global specialty materials company, focused on premium niche markets that value performance and image. Key products and markets include advanced filtration media, specialized performance substrates used for tapes, labels and other products, and premium printing and packaging papers. The company is headquartered in Alpharetta, Georgia and its products are sold in over 80 countries worldwide from manufacturing operations in the United States, Germany and the United
Kingdom. Additional information can be found at the company’s web site, www.neenah.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the U.S. Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA and we caution investors that any forward-looking statements we make are not guarantees or indicative of future performance. These forward-looking statements rely on a number of assumptions concerning future events and are subject to risks, uncertainties and other factors, many of which are outside of our control and could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not necessarily limited to, those set forth under the captions “Cautionary Note Regarding Forward-Looking Statements” and/or “Risk Factors” of our latest Form 10-K filed with the SEC as periodically updated by subsequently filed Form 10-Qs (these securities filings can be located on our website at www.neenah.com). Unless specifically required by law, we assume no obligation to update or revise these forward-looking statements to reflect new events or circumstances.  These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws.

NEENAH PAPER, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net sales	$248.7	$246.0	$490.8	$488.1
Cost of products sold	195.1	186.0	385.2	369.3
Gross profit	53.6	60.0	105.6	118.8
Selling, general and administrative expenses	24.6	24.4	49.5	50.8
Integration/restructuring costs	—	1.4	—	2.5
Other (income) expense - net	(0.2)	0.3	(0.1)	0.2
Operating income	29.2	33.9	56.2	65.3
Interest expense - net	3.0	2.7	6.2	5.6
Income from continuing operations before income taxes	26.2	31.2	50.0	59.7
Provision for income taxes	1.2	9.8	7.4	19.1
Income from continuing operations	25.0	21.4	42.6	40.6
Loss from discontinued operations, net of income taxes	—	(0.4)	—	(0.4)
Net income	$25.0	$21.0	$42.6	$40.2

Earnings Per Common Share
Basic
Continuing operations	$1.47	$1.26	$2.52	$2.39
Discontinued operations	—	(0.02)	—	(0.02)
Basic	$1.47	$1.24	$2.52	$2.37
Diluted
Continuing operations	$1.46	$1.24	$2.48	$2.35
Discontinued operations	—	(0.02)	—	(0.02)
Diluted	$1.46	$1.22	$2.48	$2.33

Weighted Average Common Shares Outstanding (in thousands)
Basic	16,795	16,757	16,787	16,778
Diluted	16,960	17,048	17,028	17,058

NEENAH PAPER, INC. AND SUBSIDIARIES
BUSINESS SEGMENT DATA
(In millions)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net Sales:
Technical Products	$127.3	$126.5	$249.2	$248.0
Fine Paper and Packaging	115.7	113.7	230.0	227.5
Other	5.7	5.8	11.6	12.6
Consolidated	$248.7	$246.0	$490.8	$488.1

Operating Income:
Technical Products	$16.0	$20.1	$28.5	$39.3
Fine Paper and Packaging	17.5	18.4	37.8	35.9
Other	0.2	—	(0.1)	—
Unallocated corporate costs	(4.5)	(4.6)	(10.0)	(9.9)
Consolidated	$29.2	$33.9	$56.2	$65.3

RECONCILIATION OF SEGMENT OPERATING INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Technical Products
GAAP Operating Income	$16.0	$20.1	$28.5	$39.3
Integration/Restructuring Costs	—	0.2	—	0.5
Adjusted Operating Income	16.0	20.3	28.5	39.8

Fine Paper and Packaging
GAAP Operating Income	17.5	18.4	37.8	35.9
Integration/Restructuring Costs	—	0.5	—	0.8
Adjusted Operating Income	17.5	18.9	37.8	36.7

Other/Unallocated Corporate
GAAP Operating Income	(4.3)	(4.6)	(10.1)	(9.9)
Integration/Restructuring Costs	—	0.7	—	1.2
Adjusted Operating Income	(4.3)	(3.9)	(10.1)	(8.7)

Consolidated
GAAP Operating Income	29.2	33.9	56.2	65.3
Integration/Restructuring Costs	—	1.4	—	2.5
Adjusted Operating Income	$29.2	$35.3	$56.2	$67.8

NEENAH PAPER, INC. AND SUBSIDIARIES
SELECTED BALANCE SHEET DATA
(In millions)
(Unaudited)

	June 30, 2017	December 31, 2016
ASSETS
Current Assets
Cash and cash equivalents	$9.2	$3.1
Accounts receivable - net	121.3	96.5
Inventories	119.3	116.3
Prepaid and other current assets	18.7	20.4
Total Current Assets	268.5	236.3
Property, Plant and Equipment - net	369.5	364.6
Deferred Income Taxes	9.8	6.1
Goodwill and Other Intangibles - net	146.3	144.4
Other Noncurrent Assets	18.3	14.2
Total Assets	$812.4	$765.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Debt payable within one year	$1.3	$1.2
Accounts payable	55.6	55.6
Accrued expenses	48.2	51.2
Total Current Liabilities	105.1	108.0
Long-term Debt	219.5	219.7
Deferred Income Taxes	16.5	10.1
Noncurrent Employee Benefits	87.2	86.7
Other Noncurrent Obligations	6.5	2.8
Total liabilities	434.8	427.3
Stockholders’ Equity	377.6	338.3
Total Liabilities and Stockholders’ Equity	$812.4	$765.6

NEENAH PAPER, INC. AND SUBSIDIARIES
SELECTED CASH FLOW DATA
(In millions)
(Unaudited)

	Six Months Ended June 30,
	2017	2016
Operating Activities
Net income	$42.6	$40.2
Depreciation and amortization	15.9	16.2
Stock-based compensation	3.4	4.2
Deferred income tax provision	1.2	6.2
Non-cash effects of changes in liabilities for uncertain income tax positions	0.1	—
Increase in working capital	(17.5)	(10.5)
Pension and other postretirement benefits	(0.3)	0.8
Net cash provided by operating activities	45.4	57.1

Investing Activities
Capital expenditures	(19.2)	(28.6)
Purchase of marketable securities	—	(0.1)
Other	(0.1)	—
Cash used in investing activities	(19.3)	(28.7)

Financing Activities
Long-term borrowings-net of debt issuance costs	138.4	133.3
Repayment of debt	(139.7)	(145.0)
Cash dividends paid	(12.6)	(11.1)
Shares purchased	(6.8)	(5.4)
Proceeds from exercise of stock options	0.4	0.6
Other	—	(0.3)
Cash used in financing activities	(20.3)	(27.9)

Effect of exchange rates on cash and cash equivalents	0.3	(0.2)
Net increase in cash and cash equivalents	6.1	0.3
Cash and cash equivalents, beginning of the year	3.1	4.2
Cash and cash equivalents, end of period	$9.2	$4.5